EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit 99.1, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:  February 11, 2022

Jan Brothers Holdings, Inc.
By:	/s/ Spencer Jan
Name: Spencer Jan Title: Director
Jeffrey Jan
By:	/s/ Jeffrey Jan

Spencer Jan
By:	/s/ Spencer Jan